Exhibit 99.2

Inseego Completes Sale of Telematics Business For $52 Million in Cash

SAN DIEGO – December 2, 2024 ––Inseego Corp. (Nasdaq: INSG) (the “Company”), a technology leader in 5G mobile and fixed wireless solutions for mobile network operators, Fortune 500 enterprises, and SMBs, today announced the successful completion of the previously announced sale of its global telematics business for $52 million dollars (USD) in an all-cash transaction to Ctrack Holdings, a portfolio company of Convergence Partners. The transaction involves the divestiture of Inseego’s telematics business that operates across the United Kingdom, the European Union, Australia and New Zealand.

“We are pleased to announce that the sale of our telematics business has been finalized, which will allow us to focus on our core 5G business,” said Philip Brace, Executive Chairman of Inseego. “We would like to thank the team members of the telematics business for their hard work and years of service to Inseego, and we wish them the best.”

The sale of the telematics business served two important purposes of allowing the Company to focus on driving growth in its core 5G domestic business and providing cash for the recapitalization and debt reduction that was executed. As part of that initiative, the Company used a portion of the proceeds from the sale of the telematics business to repay in full the remaining $6 million balance due under Loan and Security Agreement, dated June 28, 2024, among the Company, South Ocean Funding, LLC, certain participant lenders and certain subsidiaries of the Company.

About Inseego Corp.

Inseego Corp. (Nasdaq: INSG) is the industry leader in 5G Enterprise cloud WAN solutions, with millions of end customers and thousands of enterprise and SMB customers on its 4G, 5G, and cloud platforms. Inseego's 5G Edge Cloud combines the industry's best 5G technology, rich cloud networking features, and intelligent edge applications. Inseego powers new business experiences by connecting distributed sites and workforces, securing enterprise data, and improving business outcomes with intelligent operational visibility---all over a 5G network. For more information on Inseego, visit www.inseego.com. #Putting5GtoWork

©2024. Inseego Corp. All rights reserved. Inseego is a trademark of Inseego Corp. Other Company, product, or service names mentioned herein are the trademarks of their respective owners.

Media Relations Contact:

Inseego Corp.

Jodi Ellis

pr@inseego.com